Exhibit 10.6

ALPHATEC SPINE, INC.
ALPHATEC HOLDINGS, INC.

September 12, 2016

James M. Corbett

Re:    Separation of Employment

Jim Corbett (hereinafter “you” or “your”):

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Alphatec Spine, Inc. and Alphatec Holdings, Inc. (collectively, and together with its affiliates, the “Company”). Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Agreement. Neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company and this letter shall be construed as an offer of compromise.

1.    Separation of Employment. You agree and acknowledge that your employment with the Company will end on September 12, 2016 (the “Separation Date”) at 5:00 pm PST. Regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") upon a qualifying event such as termination of employment. You will receive your COBRA notice under separate cover. In addition, you will receive all wages owed to you and all accrued and unused vacation regardless of whether you sign this Agreement.

2.    Separation Pay. In exchange for the mutual promises set forth in this Agreement, and if you do not revoke this Agreement as you are entitled to do as set forth below, and even though the Company has no prior obligation to provide you with separation benefits, provided that this Agreement is valid and in full force on the date that a payment is due to be paid, beginning on the Effective Date (as defined below) the Company will pay you a severance amount equal to (i) a severance amount equal to 39 weeks’ salary, less applicable withholding amounts) (the “Weekly Separation Pay”); (ii) an additional payment of $424,000 (the “Bonus Separation Pay”); and (iii) for a period of nine months, a payment equal to the monthly cost of COBRA coverage under the Company’s group health plan for you and your family members who are entitled to such COBRA coverage (the “COBRA Separation Pay”) (collectively, the Weekly Separation Pay, the Bonus Separation Pay, and the COBRA Separation Pay shall be referred to as the “Separation Pay”). The Weekly Separation Pay and the Bonus Separation Pay shall be paid to you in bi-weekly installments in accordance with the Company’s payroll policies. The initial payment of Weekly Separation Pay and Bonus Separation Pay shall be made on the Company’s first regular payroll date following the Effective Date, and every two weeks thereafter provided that this Agreement is valid and in full force. The gross weekly amount of the Weekly Separation Pay and the Bonus Separation Pay is $21,064.10. The COBRA Separation Pay shall be paid by the Company directly to its insurance carrier prior to such payment being due. To the extent that you have income or FICA taxes imposed on the COBRA Separation Pay, the Company shall make a tax gross up to cover such taxes, with such amount payable your income and FICA taxes imposed on the COBRA Separation Pay. The tax gross-up payment, if any, shall be paid to you no later than the end of the taxable year in which the applicable taxes are actually remitted to the taxing authorities.

You also agree that the Separation Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties. You further acknowledge that except for the specific consideration set forth in this Agreement, as of the Effective Date, you are not now and shall not in the future be entitled to any compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit. The preceding sentence does not include reimbursement for expenses that have been incurred in accordance with the Company’s polices prior to the Separation date. You represent by signing this Agreement and allowing the applicable revocation period to end that you have received all payments to which you are legally entitled. With respect to any expenses incurred prior to the Separation Date, you will receive reimbursement for all expenses incurred in accordance with the Company’s expense reimbursement policies regardless of whether you sign this Agreement.

3.    Equity Ownership Acknowledgement. The parties acknowledge and agree that your equity awards as of the Separation Date under the Company’s Amended and Restated 2005 Employee, Director And Consultant Stock Plan (the “Plan”)

are as set forth in Exhibit A hereto. In consideration of your compliance with the terms of this Agreement, the Company will allow for the continued vesting of such equity awards during the time period in which the Separation Pay is being paid (the “Extended Vesting Period”). You agree that the Extended Vesting Period shall be deemed to be included within the definition of Separation Pay. You acknowledge that upon the end of the Extended Vesting Period, other than with respect to (i) any restricted stock for which the Company's repurchase right has lapsed; or (ii) the right to exercise any vested stock options pursuant to the terms of any applicable stock option agreement, you will own no equity in the Company or any rights to acquire equity in the Company through the Company’s equity ownership program. You understand and acknowledge that you have only a limited time after termination of the Extended Vesting Period to exercise vested stock options. If you do not exercise vested options within three months following the end of the Extended Vesting Period, your options will cancel and you will not be able to exercise them in the future.

4.    Confidentiality, Non-Solicitation and Mutual Non-Disparagement.
(a)    You expressly acknowledge and agree to the following:
(i)    that you promptly will return to the Company all Company documents (and any copies thereof) and property, and that you shall abide by all provisions of all agreements executed by you governing confidentiality, proprietary information and the like, the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(ii)    that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from acting as a witness in an investigation with a state or federal agency if subpoenaed by the agency to do so;
(iii)    that for a period of 12 months year after the Separation Date you will not, on your own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly solicit (either orally or in writing), or in any manner attempt to influence or induce any employee of the Company to leave the employment of the Company;
(iv)    that for a period of 12 months year after the Separation Date you will not, on your own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly solicit (either orally or in writing), or in any manner attempt to influence or induce any surgeon, hospital, surgery center, supplier or agent of the Company to terminate, modify or amend its then-current relationship with the Company;
(v)    that for the period that the Company is paying you the Separation Pay that you shall cooperate with the Company in all reasonable ways to achieve a smooth transition and resolution to any open items on which you were working and that such activities shall be conducted in a constructive and positive manner;
(vi)    that you will not voluntarily assist any person in bringing or pursuing any litigation, arbitration, administrative claim or other formal proceeding, or any proposed litigation, arbitration, administrative claim, or other formal proceeding, against the Company, its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents; and
(vii)    that a breach of this Section 4(a) shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Pay paid to you under Section 2 of this Agreement and to terminate the Extended Vesting Period.
(b)    Both parties agree:
(i)    that they shall not disparage, criticize or defame the other party and their respective directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Nothing ∙ in this Section 4(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(ii)    that a breach of this Section 4(b) shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Pay paid to you under Section 2 of this Agreement and to terminate the Extended Vesting Period.
5.    Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Effective Date. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.
Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

**
Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and any similar California or other state statute.

**
Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours, exempt or non-exempt classification or any other terms and conditions of employment.

**
Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

In addition to the forgoing, you hereby agree that you waive all rights under section 1542 of the Civil Code of the State of California. Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Agreement shall remain effective in all respects not withstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under section 1542 of the California Civil Code.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, if you are over the age of forty (40), and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days after the Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to Ebun Garner at the Company. If you are not over the age of forty (40) you have seven days after the Separation Date in which to consider and accept the terms of this agreement by signing it and returning it to Ebun Garner at the Company. In addition, regardless of your age, you have seven (7) days after the date that you deliver this Agreement to the Company to rescind your execution of this Agreement. You must sign and deliver by hand or send by mail (certified, return receipt and postmarked within such applicable period) the executed Agreement to Ebun Garner at the Company. Provided that you execute and deliver this Agreement, the eighth day following the date that you deliver this Agreement to the Company is the “Effective Date.”

6.    Miscellaneous. You acknowledge and agree that, except as set forth herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules, or other arbitrator or arbitration rules to which you and the Company mutually agree. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a confidential written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The parties to this agreement shall split equally all arbitrator and arbitration administrative fees. In the event that either party brings an action to enforce or effect its rights under or relating to this Agreement the prevailing party shall be entitled to recover its reasonable attorneys’ fees incurred in connection with such an action. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. The Company agrees that any person or entity making an inquiry concerning you or your employment with the Company shall be informed that it is the policy of the Company to make no comment on the performance of its employees other than to confirm the employee’s period of employment and title. Notwithstanding the foregoing, if you direct a prospective employer to contact either Leslie Cross or Donald Williams, the Company agrees that either of Messrs. Cross or Williams shall provide a reference to the prospective employer.
By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
[Signature Page Follows]

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Ebun Garner at the Company.
Sincerely,
Alphatec Spine, Inc.
By:_/S/ Ebun Garner____________________
Its: General Counsel and SVP
Alphatec Holdings, Inc.
By:_/S/ Ebun Garner_______________________
Its: General Counsel and SVP
Dated:    __September 12, 2016______________
Confirmed, Agreed and Acknowledged:

/s/ James M. Corbett_____
James M. Corbett

Dated:    __September 19, 2016_______

Exhibit A

Equity Grants